Exhibit (a)(1)(C)
ARCH COAL, INC.
LETTER TO THE DEPOSITORY TRUST COMPANY PARTICIPANTS
Offer to Pay a Premium Upon the Conversion
of up to an Aggregate of 2,874,926 Shares of Its
5% Perpetual Cumulative Convertible Preferred Stock
(Liquidation Preference $50.00 Per Share)
CUSIP No. 039380 20 9
ISIN No. US0393802097
Pursuant to the Offering Circular dated November 30, 2005
THE CONVERSION OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON DECEMBER 29, 2005 (THE “EXPIRATION DATE”), UNLESS THE CONVERSION
OFFER IS EXTENDED OR EARLIER TERMINATED.
SHARES OF 5% PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED STOCK (LIQUIDATION PREFERENCE $50.00 PER SHARE) (“PREFERRED STOCK”) TENDERED IN THE CONVERSION OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE (AS IT MAY BE EXTENDED). IN ADDITION, YOU MAY WITHDRAW ANY TENDERED SHARES OF PREFERRED STOCK AFTER JANUARY 30, 2006, IF WE HAVE NOT ACCEPTED THEM FOR CONVERSION.
To Depository Trust Company Participants:
      We are enclosing herewith the documents listed below relating to the offer by Arch Coal, Inc., a Delaware corporation (the “Company”), to pay a premium to holders of any and all of the outstanding Preferred Stock who elect to convert their shares of Preferred Stock to the Company’s Common Stock, $.01 par value (“Common Stock”), in accordance with the terms of the Preferred Stock and upon the terms and subject to the conditions set forth in the Company’s Offering Circular, dated November 30, 2005 (the “Offering Circular”), and in the accompanying letter of transmittal (the “Letter of Transmittal”). The premium offered in this conversion offer is an amount of shares of our Common Stock valued at $3.50, as determined by dividing (i) $3.50 by (ii) the volume-weighted average of the reported closing sales prices on the New York Stock Exchange of our Common Stock during the five trading days ending at the close of the second trading day prior to the expiration of this conversion offer (including any extension), per share of Preferred Stock validly tendered and accepted for conversion. Holders who validly tender shares of Preferred Stock for conversion will receive the premium in addition to the number of shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Preferred Stock. As of the date of the Offering Circular, the conversion ratio for the Preferred Stock was 2.3985 shares of our Common Stock for each share of Preferred Stock validly converted. On November 29, 2005, 2,874,926 shares of our Preferred Stock were outstanding. Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.
      The Company is requesting that you contact your clients for whom you hold shares of our Preferred Stock through your account with The Depository Trust Company (“DTC”) regarding the Conversion Offer. For your information and for forwarding to your clients for whom you hold shares of our Preferred Stock through your DTC account, enclosed herewith are copies of the following documents:

1.	Offering Circular;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines); and

3.	Letter that may be sent to your clients for whose accounts you hold shares of Preferred Stock through your DTC account, which contains a form that may be sent from your clients to you with such clients’ instruction with regard to the Conversion Offer.

      We urge you to contact your clients promptly. Please note that the Conversion Offer will expire on the Expiration Date, unless extended or earlier terminated. The Conversion Offer is subject to certain conditions. Please see the section of the Offering Circular entitled “The Conversion Offer — Conditions to the Conversion Offer.”
      To participate in the Conversion Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or agent’s message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the conversion agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Letter of Transmittal and the Offering Circular.
      The Company will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than the dealer manager, the exchange agent and the information agent) in connection with the solicitation of tenders of shares of Preferred Stock pursuant to the Conversion Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of shares of Preferred Stock to the Company, except as otherwise provided in Instruction 5 of the enclosed Letter of Transmittal.
      Additional copies of the enclosed materials may be obtained from the conversion agent by calling American Stock Transfer & Trust Company at (800) 937-5449.
Very truly yours,
ARCH COAL, INC.
      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE CONVERSION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE CONVERSION OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFERING CIRCULAR OR THE ACCOMPANYING LETTER OF TRANSMITTAL.

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